                                                   Filed Pursuant to
                                                   Rule 424(b)(2)
                                                   Registration Number 333-02155


PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED APRIL 30, 1996)

                                  $200,000,000

                   TRANSCONTINENTAL GAS PIPE LINE CORPORATION
                         7.25% DEBENTURES DUE DECEMBER 1, 2026

                            ------------------------
     INTEREST ON THE 7.25% DEBENTURES DUE DECEMBER 1, 2026 (THE "DEBENTURES") IS PAYABLE SEMI-ANNUALLY ON JUNE 1 AND DECEMBER 1 OF EACH YEAR, BEGINNING ON JUNE 1, 1997. THE DEBENTURES ARE SUBJECT TO REDEMPTION, AT ANY TIME AT THE OPTION OF THE COMPANY, IN WHOLE OR IN PART, AT THE REDEMPTION PRICE SET FORTH IN THIS PROSPECTUS SUPPLEMENT, PLUS ACCRUED AND UNPAID INTEREST TO THE DATE OF REDEMPTION. THE DEBENTURES HAVE NO SINKING FUND PROVISIONS. THE DEBENTURES MATURE ON DECEMBER 1, 2026.

     THE DEBENTURES WILL BE REPRESENTED BY A GLOBAL NOTE REGISTERED IN THE NAME OF THE DEPOSITORY'S NOMINEE. BENEFICIAL INTERESTS IN THE GLOBAL NOTE WILL BE SHOWN ON, AND TRANSFERS THEREOF WILL BE EFFECTED ONLY THROUGH, RECORDS MAINTAINED BY THE DEPOSITORY AND, WITH RESPECT TO THE BENEFICIAL OWNERS' INTERESTS, BY THE DEPOSITORY'S PARTICIPANTS. EXCEPT AS DESCRIBED IN THE PROSPECTUS, DEBENTURES IN DEFINITIVE FORM WILL NOT BE ISSUED. SETTLEMENT FOR THE DEBENTURES WILL BE IN SAME-DAY FUNDS.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE
       CONTRARY IS A CRIMINAL OFFENSE.

===============================================================================================
                                      PRICE TO           UNDERWRITING          PROCEEDS TO
                                      PUBLIC(1)           DISCOUNT(2)       THE COMPANY(1)(3)
-----------------------------------------------------------------------------------------------
  Per Note......................        99.830%              .875%               98.955%
-----------------------------------------------------------------------------------------------
  Total.........................     $199,660,000         $1,750,000          $197,910,000
===============================================================================================

(1) Plus accrued interest, if any, from December 2, 1996.

(2) The Company has agreed to indemnify the several Underwriters against certain liabilities under the Securities Act of 1933. See "Underwriting".

(3) Before deducting expenses payable by the Company estimated at $400,000.

                            ------------------------

     The Debentures are being offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by the Underwriters, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and reject orders in whole or in part. It is expected that delivery of the Debentures will be made in New York, New York on or about December 2, 1996.

                            ------------------------

SMITH BARNEY INC.
                              CHASE SECURITIES INC.
                                                     LEHMAN BROTHERS
                            ------------------------
          The date of this Prospectus Supplement is November 22, 1996.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     IT IS EXPECTED THAT DELIVERY OF THE DEBENTURES WILL BE MADE AGAINST PAYMENT THEREFOR ON OR ABOUT THE DATE SPECIFIED IN THE LAST PARAGRAPH OF THE COVER PAGE OF THIS PROSPECTUS SUPPLEMENT, WHICH IS THE FIFTH BUSINESS DAY FOLLOWING THE DATE HEREOF (SUCH SETTLEMENT CYCLE BEING HEREIN REFERRED TO AS "T+5"). PURCHASERS OF THE DEBENTURES SHOULD NOTE THAT TRADING OF THE DEBENTURES ON THE DATE HEREOF AND THE NEXT SUCCEEDING BUSINESS DAY MAY BE AFFECTED BY THE T+5 SETTLEMENT. SEE "UNDERWRITING".

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of the Debentures are estimated at $197,510,000 after the deduction of the underwriting discount and of the estimated expenses payable by the Company. The Company intends to use the net proceeds of this offering for general corporate purposes, including repayment of outstanding bank debt, including amounts owed to The Chase Manhattan Bank, an affiliate of one of the Underwriters.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the Company's ratio of earnings to fixed charges for the periods shown.

            POST-ACQUISITION                                  PRE-ACQUISITION
----------------------------------------     --------------------------------------------------
                         FOR THE PERIOD
                          JANUARY 18,        FOR THE PERIOD
      FOR THE               1995 TO            JANUARY 1,        FOR THE YEARS ENDED DECEMBER
    NINE MONTHS           DECEMBER 31,          1995 TO                       31,
ENDED SEPTEMBER 30,     ----------------      JANUARY 17,       -------------------------------
       1996                   1995                1995          1994     1993     1992     1991
-------------------     ----------------     --------------     ----     ----     ----     ----
    2.96                   3.19                 (a)             3.26     2.89     2.24     (a)

---------------

(a) Earnings were inadequate to cover fixed charges for the period January 1, 1995, to January 17, 1995, and for the year ended December 31, 1991, by $7,434,000 and $101,182,000, respectively. Earnings for the period January 1, 1995, to January 17, 1995, were inadequate due to a provision for executive severance and termination benefits related to the acquisition by Williams. Earnings for the year ended December 31, 1991, were inadequate due to provisions for various legal and regulatory issues, asset impairments and restructuring under Transco Energy Company.

     For the purpose of the ratio (i) earnings consist of income or loss before fixed charges and income taxes for the Company, and (ii) fixed charges consist of interest and debt expense on all indebtedness (without reduction for interest capitalized) and that portion of rental payments on operating leases estimated to represent an interest factor for the Company.

                           DESCRIPTION OF DEBENTURES

     The following description of the particular terms of the Debentures offered hereby (referred to herein as the "Debentures" and in the Prospectus as the "Debt Securities") supplements, and to the extent inconsistent therewith, replaces, the description of the general terms and provisions of the Debt Securities set forth in the Prospectus, to which description reference is hereby made. The following summary of the Debentures is qualified in its entirety by reference to the Indenture referred to in the Prospectus.

GENERAL

     The Debentures will be limited to $200,000,000 in aggregate principal amount. The Debentures will be issued in denominations of $1,000 and integral multiples of $1,000, will bear interest from December 2, 1996, at the annual rate set forth on the cover page of this Prospectus Supplement, and will mature on December 1, 2026. Interest will be payable semi-annually on June 1 and December 1, commencing June 1, 1997, to the persons in whose names the Debentures are registered at the close of business on the preceding May 15 or November 15, respectively. The Debentures will be issued in book-entry form. See "Description of Debt Securities -- Registered Global Securities" in the Prospectus.

     The Debentures will not be subject to a sinking fund.

REDEMPTION AT THE OPTION OF THE COMPANY

     The Debentures will be redeemable as a whole or in part, at the option of the Company at any time and from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of such Debentures and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, plus in each case accrued interest thereon to the date of redemption.

     "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressing as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Debentures to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Debentures. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Company.

     "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or
(B) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

     "Reference Treasury Dealer" means each of Smith Barney Inc., Chase Securities Inc. and Lehman Brothers Inc. and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Debentures to be redeemed.

     Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Debentures or portions thereof called for redemption.

DEFEASANCE

     The Debentures will be subject to defeasance and discharge and to defeasance of certain obligations as described under "Description of Debt Securities -- Discharge, Defeasance, and Covenant Defeasance" in the Prospectus.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement incorporating by reference the related Underwriting Agreement Standard Provisions (collectively, the "Underwriting Agreement"), the Company has agreed to sell to the several Underwriters named below (the "Underwriters"), and the Underwriters have severally agreed to purchase, the respective principal amounts of Debentures set forth opposite their names below.

                                                                              PRINCIPAL
                                        UNDERWRITER                             AMOUNT
                                                                             ------------
    Smith Barney Inc. .....................................................  $ 66,668,000
    Chase Securities Inc. .................................................    66,666,000
    Lehman Brothers Inc. ..................................................    66,666,000
                                                                             ------------
                 Total.....................................................  $200,000,000
                                                                             ============

     The Underwriting Agreement provides that the Underwriters are obligated to purchase all of the Debentures if any are purchased.

     The Company has been advised by the Underwriters that the Underwriters propose to offer the Debentures to the public at the offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess of .50% of the principal amount, and that the Underwriters and such dealers may reallow a discount not in excess of .25% of the principal amount to other dealers. The public offering price and the concession and discount to dealers may be changed after the initial public offering.

     The Debentures are a new issue of securities with no established trading market. The Company has been advised by the Underwriters that they intend to make a market in the Debentures, but are not obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Debentures.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect thereof.

     The Underwriters and their affiliates have in the past and may in the future provide investment banking, commercial banking or other services to the Company and its affiliates.

     It is expected that delivery of the Debentures will be made against payment therefor on or about the date specified in the last paragraph of the cover page of this Prospectus Supplement, which is the fifth business day following the date hereof. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Debentures on the date hereof or any day prior to the third business day before the date of delivery of the Debentures will be required, by virtue of the fact that the Debentures will settle in T+5 to agree to a delayed settlement cycle at the time of any such trade to prevent a failed settlement. Those who purchase the Debentures and wish to trade Debentures on the date hereof or the next succeeding business day should consult their own advisor.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Debentures will be passed upon for the Company by William G. von Glahn, Senior Vice President and General Counsel of Williams, and for the Underwriters by Davis Polk & Wardwell, New York, New York. Mr. von Glahn beneficially owns approximately 8,148 shares of Williams' Common Stock and also has exercisable options to purchase an additional 30,138 shares of Williams' Common Stock. Pursuant to its By-laws and an indemnity agreement, Williams is required to indemnify Mr. von Glahn to the fullest extent permitted by Delaware law against any expenses actually and reasonably incurred by him in connection with any action, suit or proceeding in which he is made party by reason of his being an officer of Williams. Williams also maintains directors' and officers' liability insurance under which Mr. von Glahn is insured against certain expenses and liabilities.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     In addition to those documents described in the attached Prospectus, the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996, and September 30, 1996, are incorporated herein by reference.

PROSPECTUS

                   TRANSCONTINENTAL GAS PIPE LINE CORPORATION

                                DEBT SECURITIES

                             ---------------------

     Transcontinental Gas Pipe Line Corporation (the "Company") may offer and issue from time to time in one or more series unsecured debentures, notes or other evidences of indebtedness (the "Debt Securities") with an initial offering price not to exceed $400,000,000 (or the equivalent in foreign denominated currency or units based on or relating to currencies, including European Currency Units). The Company will offer the Debt Securities to the public on terms determined by market conditions. Debt Securities of a series may be issuable as individual securities in registered form without coupons or in bearer form with or without coupons attached. Debt Securities may be sold for U.S. dollars, foreign denominated currency or currency units; principal of and any interest on Debt Securities may likewise be payable in U.S. dollars, foreign denominated currency or currency units -- in each case, as the Company specifically designates.

     The Prospectus Supplement sets forth the specific designation, aggregate principal amount, purchase price, maturity, interest rate (or manner of calculation thereof), time of payment of interest (if any), listing (if any) on a securities exchange and any other specific terms of the Debt Securities and the name of and compensation to each dealer, underwriter, or agent (if any) involved in the sale of the Debt Securities. The managing underwriters with respect to each series sold to or through underwriters will be named in the Prospectus Supplement.

                             ---------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                              CRIMINAL OFFENSE.

                             ---------------------

     The Debt Securities may be offered through dealers, through underwriters, or through agents designated from time to time, as set forth in the Prospectus Supplement. Net proceeds to the Company will be the purchase price in the case of a dealer, the public offering price less discount in the case of an underwriter or the purchase price less commission in the case of an agent -- in each case, less other expenses attributable to issuance and distribution. See "Plan of Distribution" for possible indemnification arrangements for dealers, underwriters and agents.

     This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of the Debt Securities other than the Debt Securities described in the accompanying Prospectus Supplement.

                            ------------------------

                 The date of this Prospectus is April 30, 1996.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C., a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Debt Securities offered hereby. Certain portions of the Registration Statement have not been included in this Prospectus as permitted by the Commission's rules and regulations. For further information, reference is made to the Registration Statement and the exhibits thereto. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. The Registration Statement (with exhibits), as well as such reports and other information filed by the Company with the Commission, can be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and its regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

                             ---------------------

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER OR AGENT. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY DEBT SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

                             ---------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission under the Exchange Act are incorporated herein by reference.

     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or replaces such statement.

     The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. Written or oral requests for such copies should be directed to:
Transcontinental Gas Pipe Line Corporation, P.O. Box 1396, Houston, Texas 77251,
Attention: General Counsel, (713) 439-2000.

                             ---------------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS, IF ANY, MAY OVERALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE DEBT SECURITIES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON ANY EXCHANGES ON WHICH THE DEBT SECURITIES ARE LISTED, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                    [MAP]

                                  THE COMPANY

     The Company is an interstate natural gas transmission company which owns and operates a natural gas pipeline system extending from Texas, Louisiana, Mississippi and the Gulf of Mexico through the states of Alabama, Georgia, South Carolina, North Carolina, Virginia, Maryland, Pennsylvania and New Jersey to the New York City metropolitan area. The Company's transmission activities are subject to regulation by the Federal Energy Regulatory Commission ("FERC") under the Natural Gas Act of 1938 and under the Natural Gas Policy Act of 1978.

     The Company was formerly a wholly-owned subsidiary of Transco Energy Company. On January 18, 1995, The Williams Companies, Inc. ("Williams") acquired 60 percent of Transco Energy Company's outstanding common stock in a tender offer. Williams acquired the remaining 40 percent of Transco Energy Company's outstanding common stock on May 1, 1995 pursuant to a merger of Transco Energy Company with a subsidiary of Williams. Following the merger, direct ownership of the Company was transferred to Williams.

     The Company was incorporated in Delaware in 1948. Its principal place of business is located at the Transco Tower, 2800 Post Oak Boulevard, Houston, Texas, 77056 (telephone: (713) 439-2000).

                                USE OF PROCEEDS

     Unless otherwise indicated in the applicable Prospectus Supplement, the net proceeds from the sale of the Debt Securities will be used for general corporate purposes, including repayment of outstanding debt. The Company anticipates that it will raise additional funds from time to time through debt financing, including sale of additional Debt Securities and further borrowings under its uncommitted short-term debt facilities and bank Credit Agreement.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table represents the Company's ratio of earnings to fixed charges for the periods shown.

                                      PRE-ACQUISITION
POST-ACQUISITION     --------------------------------------------------
----------------     FOR THE PERIOD
 FOR THE PERIOD        JANUARY 1,        FOR THE YEARS ENDED DECEMBER
JANUARY 18, 1995        1995 TO                       31,
TO DECEMBER 31,       JANUARY 17,       -------------------------------
      1995                1995          1994     1993     1992     1991
----------------     --------------     ----     ----     ----     ----
      3.19                 (a)          3.26     2.89     2.24     (a)

---------------

(a) Earnings were inadequate to cover fixed charges for the period January 1, 1995 to January 17, 1995 and for the year ended December 31, 1991 by $7,434,000 and $101,182,000, respectively. Earnings for the period January 1, 1995 to January 17, 1995 were inadequate due to a provision for executive severance and termination benefits related to the acquisition by Williams. Earnings for the year ended December 31, 1991 were inadequate due to provisions for various legal and regulatory issues, asset impairments and restructuring under Transco Energy Company.

     For the purpose of the ratio (i) earnings consist of income or loss before fixed charges and income taxes for the Company, and (ii) fixed charges consist of interest and debt expense on all indebtedness (without reduction for interest capitalized) and that portion of rental payments on operating leases estimated to represent an interest factor for the Company.

                            SELECTED FINANCIAL DATA

     The following income statement and cash flow data for the years 1993 through 1995 and the balance sheet data for 1994 and 1995 have been derived from the Company's audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, incorporated herein by reference. The income statement and cash flow data for 1992 and 1991 and the balance sheet data for 1993, 1992 and 1991 set forth below have been derived from audited financial statements of the Company previously filed with the Commission but not incorporated by reference. The acquisition of Transco Energy Company and subsidiaries, including the Company, by Williams was accounted for using the purchase method of accounting. Accordingly, the purchase price was "pushed down" and included, in the following selected data beginning January 18, 1995 which affects the comparability of the post-acquisition and pre-acquisition financial data. The selected financial data should be read in conjunction with such financial statements, the notes thereto and the related management's discussion and analysis of financial condition and results of operations.

                                 POST-ACQUISITION                       PRE-ACQUISITION
                                 ----------------   -------------------------------------------------------
                                  FOR THE PERIOD    FOR THE PERIOD
                                 JANUARY 18, 1995   JANUARY 1, 1995      FOR THE YEARS ENDED DECEMBER 31,
                                 TO DECEMBER 31,    TO JANUARY 17,     ------------------------------------
                                       1995              1995           1994      1993      1992      1991
                                 ----------------   ---------------    ------    ------    ------    ------
                                                           (MILLIONS OF DOLLARS)
Income Statement Data:
  Operating revenues...........       $1,405             $  72         $1,591    $1,522    $1,257    $1,144
                                      ======             =====         ======    ======    ======    ======
  Operating income (loss)......          188                (5)           223       202       178        (8)
                                      ======             =====         ======    ======    ======    ======
  Common stock equity in net
     income (loss).............           86               (10)           105        86        65       (69)
                                      ======             =====         ======    ======    ======    ======
Net cash provided by (used in)
  operating activities.........          303               (32)           162       259         4       169
                                      ======             =====         ======    ======    ======    ======

                                                                          PRE-ACQUISITION
                                          POST-ACQUISITION     ---------------------------------------
                                          ----------------                  DECEMBER 31,
                                            DECEMBER 31,       ---------------------------------------
                                                1995            1994       1993       1992       1991
                                          ----------------     ------     ------     ------     ------
                                                            (MILLIONS OF DOLLARS)
Balance Sheet Data:
  Property, plant and
     equipment -- net...................       $3,285          $1,763     $1,743     $1,764     $1,785
  Total assets..........................        3,922           2,271      2,304      2,302      2,359
  Long-term debt, less current
     maturities.........................          382             644        644        519        686
  Common stockholder's equity...........        1,737             815        707        619        426

                                    BUSINESS

PIPELINE SYSTEM AND CUSTOMERS

     The Company's natural gas pipeline system serves customers in Texas and eleven southeast and Atlantic seaboard states including major metropolitan areas in Georgia, North Carolina, New York, New Jersey and Pennsylvania.

     The Company's major gas transportation customers are public utilities and municipalities that provide residential service to approximately 35 million people and serve numerous commercial and industrial users. Shippers on the Company's pipeline system include public utilities, municipalities, intrastate pipelines, direct industrial users, electrical generators, marketers and producers. The Company's largest customer in 1995 accounted for approximately 11 percent of its total operating revenues. No other customer accounted for more than 10 percent of total operating revenues. The Company's firm transportation agreements are generally long-term agreements with various expiration dates and account for the major portion of its business. Additionally, the Company offers interruptible transportation services under agreements that are generally short term.

OPERATING STATISTICS

     The Company's total system deliveries for the years 1995, 1994 and 1993 are shown below.

                    SYSTEM DELIVERIES(TBTU)                     1995       1994       1993
                                                               ------     ------     ------
    Market-area deliveries:
      Long-haul transportation..............................    858.4      805.1      852.0
      Market-area transportation............................    467.3      453.6      387.4
                                                              -------    -------    -------
              Total market-area deliveries..................  1,325.7    1,258.7    1,239.4
    Production-area transportation..........................    165.9      185.9      177.5
                                                              -------    -------    -------
    Total system deliveries.................................  1,491.6    1,444.6    1,416.9
                                                              =======    =======    =======
    Average Daily Transportation Volumes (TBtu).............      4.1        4.0        3.9
    Average Daily Firm Reserved Capacity (TBtu).............      5.2        4.9        4.8

     The Company's facilities are divided into seven rate zones. Four are located in the production area and three are located in the market area. Long-haul transportation is gas that is received in one of the production-area zones and delivered in a market-area zone. Market-area transportation is gas that is both received and delivered within market-area zones. Production-area transportation is gas that is both received and delivered within production-area zones.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities will constitute senior debt of the Company and will be issued under an indenture (the "Indenture"), between the Company and Citibank, N.A., as Trustee (the "Trustee"). The form of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summary of certain provisions of the Indenture and the Debt Securities do not purport to be complete and such summary is subject to the detailed provisions of the Indenture to which reference is hereby made for a full description of such provisions, including the definition of certain terms used herein, and for other information regarding the Debt Securities. Numerical references in parentheses below are to sections in the Indenture. Wherever particular sections or defined terms of the Indenture are referred to, such sections or defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference. The Debt Securities offered by this Prospectus and the accompanying Prospectus Supplement are referred to herein as the "Offered Debt Securities." The Indenture does not contain any covenant or provision which affords debt holders protection in the event of a highly leveraged transaction.

CERTAIN DEFINITIONS

     Certain terms defined in the Indenture (Article One and Section 3.7) are summarized as follows:

          "Attributable Debt" means, with respect to any sale and lease-back transaction as of any particular time, the present value discounted at the rate of interest implicit in the terms of the lease of the obligations of the lessee under such lease for net rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the Company, be extended).

          "Consolidated Funded Indebtedness" means the aggregate of all outstanding Funded Indebtedness of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles.

          "Consolidated Net Tangible Assets" means the total assets appearing on a consolidated balance sheet of the Company and its consolidated Subsidiaries less, in general: (1) intangible assets; (2) current and accrued liabilities (other than Consolidated Funded Indebtedness and capitalized rentals or leases), deferred credits, deferred gains and deferred income; and (3) reserves.

          "Funded Indebtedness" means any Indebtedness which matures more than one year after the date as of which Funded Indebtedness is being determined less any such Indebtedness as will be retired through or by means of any deposit or payment required to be made within one year from such date under any prepayment provision, sinking fund, purchase fund or otherwise.

          "Holder" means a Person in whose name Debt Securities are registered, or, if not registered, the bearer thereof.

          "Indebtedness" means indebtedness which is for money borrowed from others.

          "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

          "Principal Property" means any natural gas pipeline, gathering property or natural gas processing plant located in the United States, except any such property that in the opinion of the Board of Directors is not of material importance to the total business conducted by the Company and its consolidated Subsidiaries; provided that "Principal Property" shall not include (i) production or proceeds from production from gas processing plants or natural gas or petroleum products in any pipeline or storage field, and (ii) any property acquired or constructed by any Subsidiary of the Company after December 31, 1995.

          "Subsidiary" means any corporation at least a majority of the outstanding securities of which having ordinary voting power shall be owned by the Company and/or another Subsidiary or Subsidiaries.

GENERAL

     The Indenture does not limit the amount of Debt Securities that may be issued by the Company or any of its Subsidiaries. The Debt Securities will be unsecured senior obligations of the Company.

     The Indenture provides that Debt Securities may be issued from time to time in one or more series and may be denominated and payable in foreign currencies or units based on or relating to foreign currencies, including European Currency Units. Special United States federal income tax considerations applicable to any Debt Securities so denominated are described in the relevant Prospectus Supplement.

     Reference is made to the Prospectus Supplement for the following terms of and information relating to the Offered Debt Securities (to the extent such terms are applicable to such Debt Securities): (i) the specific designation, aggregate principal amount, purchase price and denomination; (ii) currency or units based on or relating to currencies in which such Debt Securities are denominated and/or in which principal, premium, if any, and/or any interest will or may be payable; (iii) any date of maturity; (iv) interest rate or rates (or method by which such rate will be determined), if any; (v) the dates on which any such interest will be payable; (vi) the place or places where the principal of and interest, if any, on the Offered Debt Securities will be payable; (vii) any redemption or sinking fund provisions; (viii) whether the Offered Debt Securities will be issuable in registered or bearer form or both and, if Offered Debt Securities in bearer form are issuable, restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of Offered Debt Securities in bearer form;
(ix) any applicable United States federal income tax consequences, including whether and under what circumstances the Company will pay additional amounts on Offered Debt Securities held by a Person who is not a U.S. Person (as defined in the Prospectus Supplement) in respect of any tax, assessment or governmental charge withheld or deducted, and if so, whether the Company will have the option to redeem such Debt Securities rather than pay such additional amounts; and (x) any other specific terms of the Offered Debt Securities, including any additional events of default or covenants provided for with respect to such Debt Securities, and any terms which may be required by or advisable under United States laws or regulations.

     Debt Securities may be presented for exchange, and registered Debt Securities may be presented for transfer in the manner, at the places and subject to the restrictions set forth in the Debt Securities and the Prospectus Supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the applicable Indenture. Debt Securities in bearer form and the coupons, if any, appertaining thereto will be transferable by delivery.

     Debt Securities that bear interest will do so at a fixed rate or a floating rate. Debt Securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate will be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any such discounted Debt Securities or to certain Debt Securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes will be described in the relevant Prospectus Supplement.

REGISTERED GLOBAL SECURITIES

     The registered Debt Securities of a series may be issued in the form of one or more fully registered global Securities (a "Registered Global Security") that will be deposited with a depositary (the "Depositary"), or with a nominee for a Depositary identified in the Prospectus Supplement relating to such series. In such case, one or more Registered Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered Debt Securities of the series to be represented by such Registered Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a Registered Global Security may not be transferred except as a whole by the Depositary for such Registered Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Registered Global Security will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

     Upon the issuance of a Registered Global Security, the Depositary for such Registered Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Registered Global Security to the accounts of Persons that have accounts with such Depositary ("participants"). The accounts to be credited shall be designated by any underwriters or agents participating in the distribution of such Debt Securities. Ownership of beneficial interests in a Registered Global Security will be limited to participants or Persons that may hold interests through participants. Ownership of beneficial interests in such Registered Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Registered Global Security (with respect to interests of participants) or by participants or Persons that hold through participants (with respect to interests of Persons other than participants). So long as the Depositary for a Registered Global Security, or its nominee, is the registered owner of such Registered Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by such Registered Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Registered Global Security will not be entitled to have the Debt Securities represented by such Registered Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or Holders thereof under the Indenture.

     Principal, premium, if any, and interest payments on Debt Securities represented by a Registered Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Registered Global Security. None of the Company, the Trustee or any paying agent for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Registered Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary for any Debt Securities represented by a Registered Global Security, upon receipt of any payment of principal, premium or interest, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Registered Global Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Registered Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in "street names" and will be the responsibility of such participants.

     If the Depositary for any Debt Securities represented by a Registered Global Security is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Company within ninety days, the Company will issue such Debt Securities in definitive form in exchange for such Registered Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Registered Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for all of the Registered Global Security or Securities representing such Debt Securities.

CERTAIN COVENANTS OF THE COMPANY

     Limitation on Liens. The Indenture provides that, subject to certain exceptions, the Company will not, nor will it permit any Subsidiary to, issue, assume or guarantee any Indebtedness secured by a mortgage, pledge, lien, security interest or encumbrance ("mortgage"), upon any of its properties without effectively providing that the Debt Securities issued thereunder shall be equally and ratably secured with such Indebtedness. Among the exceptions are purchase money mortgages; pre-existing mortgages on any property acquired or constructed by the Company or a Subsidiary and mortgages created within one year after completion of such acquisition or construction; mortgages created on any contract for the sale of products or services related to the operation or use of any property acquired or constructed within one year after completion of such acquisition or construction; mortgages on property of a Subsidiary existing at the time it became a Subsidiary of the Company or existing on property at the time acquired by the Company; and other mortgages in an aggregate amount which, at the time of incurrence does not exceed 5 percent of the Consolidated Net Tangible Assets. (Section 3.6)

     Limitation on Sale and Lease-Back Transactions. The Indenture provides that the Company will not, nor will it permit any Subsidiary to, sell and lease back for more than three years any Principal Property acquired or placed into service more than 180 days before such lease arrangement, unless the Company retires Funded Indebtedness or causes Funded Indebtedness to be retired within 90 days of the effective date of such sale and lease-back transaction equal to the net proceeds of such sale. This limitation does not apply to sale and lease-back transactions (i) relating to industrial development or pollution control financing or (ii) involving only the Company and any Subsidiary or Subsidiaries, nor are such transactions included in any computation of Attributable Debt. Notwithstanding the foregoing, the Company and Subsidiaries may enter into sale and lease-back transactions so long as the total consolidated Attributable Debt in respect of such transactions does not exceed 5% of Consolidated Net Tangible Assets. (Section 3.7)

     Consolidation, Merger, Conveyance of Assets. The Indenture provides that the Company will not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless the corporation formed by such consolidation or into which the Company is merged or the Person which acquires such assets shall expressly assume the Company's obligations under the Indenture and the Debt Securities issued thereunder and immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing. (Section 8.1)

EVENTS OF DEFAULT

     An Event of Default is defined under the Indenture with respect to Debt Securities of any series issued under the Indenture as being: (a) default in payment of any principal of the Debt Securities of such series, either at maturity, upon any redemption, by declaration or otherwise; (b) default for 30 days in payment of any interest on any Debt Securities of such series; (c) default for 90 days after written notice in the observance or performance of any covenant or warranty in the Debt Securities of such series or the Indenture (other than a covenant a default in whose performance or whose breach is specifically dealt with) or, if certain conditions are met, the Events of Default described in this clause (c) are the result of changes in generally accepted accounting principles; or (d) certain events of bankruptcy, insolvency or reorganization of the Company. (Section 4.1)

     The Indenture provides that, (a) if an Event of Default described in clauses (a), (b) or (c) above (if the Event of Default under clause (c) is with respect to less than all series of Debt Securities then outstanding) occurs, either the Trustee or the Holders of not less than 25 percent in principal amount of the Debt Securities of each affected series (treated as one class) issued under the Indenture and then outstanding may then declare the entire principal of all Debt Securities of each such affected series and interest accrued thereon to be due and payable immediately and (b) if an Event of Default due to a default described in clause (c) above which is applicable to all series of Debt Securities then outstanding or due to certain events of bankruptcy, insolvency and reorganization of the Company, shall have occurred and be continuing, either the Trustee or the Holders of not less than 25 percent in principal amount of all Debt Securities issued under the Indenture and then outstanding (treated as one class) may declare the entire principal of all such Debt Securities and interest accrued thereon to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal of, premium, if any, or interest on such Debt Securities) by the Holders of a majority in aggregate principal amount of the Debt Securities of all such affected series then outstanding. (Sections 4.1 and 4.10)

     The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during a default to act with the required standard of care, to be indemnified by the Holders of Debt Securities (treated as one class) issued under the Indenture before proceeding to exercise any right or power under the Indenture at the request of such Holders. (Section 5.2) Subject to such provisions in the Indenture for the indemnification of the Trustee and certain other limitations, the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series affected (treated as one class) issued under the Indenture may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee. (Section 4.9)

     The Indenture provides that no Holder of Debt Securities issued under the Indenture may institute any action against the Company under the Indenture (except actions for payment of overdue principal or interest) unless such Holder previously shall have given to the Trustee written notice of default and continuance thereof and unless the Holders of not less than 25 percent in principal amount of the Debt Securities of each affected series (treated as one class) issued under the Indenture and then outstanding shall have requested the Trustee to institute such action and shall have offered the Trustee reasonable indemnity and the Trustee shall not have instituted such action within 60 days of such request and the Trustee shall not have received direction inconsistent with such written request by the Holders of a majority in principal amount of the Debt Securities of each affected series (treated as one class) issued under the Indenture and then outstanding. (Sections 4.6, 4.7 and 4.9)

     The Indenture contains a covenant that the Company will file annually with the Trustee a certificate of no default or a certificate specifying any default that exists. (Section 3.5)

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     The Company can discharge or defease its obligations under the Indenture as set forth below. (Section 9.1)

     Under terms satisfactory to the Trustee, the Company may discharge certain obligations to Holders of any series of Debt Securities issued under the Indenture which have not already been delivered to the Trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee cash or, in the case of Debt Securities payable only in U.S. dollars, U.S. Government Obligations (as defined in the Indenture) as trust funds in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of and interest on such Debt Securities.

     The Company may also, upon satisfaction of the condition listed below, discharge certain obligations to Holders of any series of Debt Securities issued under the Indenture at any time ("defeasance"). Under terms satisfactory to the relevant Trustee, the Company may instead be released with respect to any outstanding series of Debt Securities issued under the Indenture from the obligations imposed by Sections 3.6, 3.7 and 8.1 (which contain the covenants described above limiting liens, sale and lease-back transactions and consolidations, mergers and conveyances of assets), and omit to comply with such Sections without creating an Event of Default ("covenant defeasance"). Defeasance or covenant defeasance may be effected only if, among other things:
(i) the Company irrevocably deposits with the Trustee cash or, in the case of Debt Securities payable only in U.S. dollars, U.S. Government Obligations, as trust funds in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of and interest on all outstanding Debt Securities of such series issued under the Indenture; and (ii) the Company delivers to the Trustee an opinion of counsel to the effect that the Holders of such series of Debt Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if defeasance or covenant defeasance had not occurred (in the case of a defeasance, such opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of the Indenture, since such a result would not occur under current tax law).

MODIFICATION OF THE INDENTURE

     The Indenture provides that the Company and the Trustee may enter into supplemental indentures (which conform to the provisions of the Trust Indenture Act of 1939) without the consent of the Holders to: (a) secure any Debt Securities; (b) evidence the assumption by a successor Person of the obligations of the Company; (c) add further covenants for the protection of the Holders; (d) cure any ambiguity or correct any inconsistency in the Indenture, so long as such action will not adversely affect the interests of the Holders; (e) establish the form or terms of Debt Securities of any series; and (f) evidence the acceptance of appointment by a successor trustee. (Section 7.1)

     The Indenture also contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than the majority in principal amount of Debt Securities of each series issued under the Indenture then outstanding and affected (voting as one class) to add any provisions to, or change in any manner or eliminate any of the provisions of, the Indenture or modify in any manner the rights of the Holders of the Debt Securities of each series so affected; provided that such changes conform to provisions of the Trust Indenture Act of 1939 and provided that the Company and the Trustee may not, without the consent of each Holder of outstanding Debt Securities affected thereby, (a) extend the final maturity of the principal of any Debt Securities, or reduce the principal amount thereof or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof or change the currency in which the principal thereof (including any amount in respect of original issue discount) or interest thereon is payable, or reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy or alter certain provisions of the Indenture relating to Debt Securities not denominated in U.S. dollars or for which conversion to another currency is required to satisfy the judgment of any court, or impair the right to institute suit for the enforcement of any payment on any Debt Securities when due or (b) reduce the aforesaid percentage in principal amount of Debt Securities of any series issued under the Indenture, the consent of the Holders of which is required for any such modification. (Section 7.2)

CONCERNING THE TRUSTEE

     The Trustee is one of a number of banks with which the Company and its affiliates maintain ordinary banking relationships and with which the Company and its affiliates maintain credit facilities. An affiliate of the Trustee has also underwritten securities offerings for affiliates of the Company and may underwrite future offerings for the Company and its affiliates.

               LIMITATIONS ON ISSUANCE OF BEARER DEBT SECURITIES

     Except as may otherwise be provided in the Prospectus Supplement applicable thereto, in compliance with United States federal income tax laws and regulations, Bearer Debt Securities (including Bearer Debt Securities in global form) will not be offered, sold, resold or delivered, directly or indirectly, in the United States or its possessions or to United States persons (as defined below), except as permitted by United States Treasury Regulations Section 1.163-5(c)(2)(i)(D). Any underwriters, agents and dealers participating in the offerings of Bearer Debt Securities, directly or indirectly, must agree that (i) they will not, in connection with the original issuance of any Bearer Debt Securities or during the restricted period, as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7) (the "restricted period"), offer, sell, resell or deliver, directly or indirectly, any Bearer Debt Securities in the United States or its possessions or to United States persons (other than as permitted by the applicable Treasury Regulations described above). In addition, any such underwriters, agents and dealers must have procedures reasonably designed to ensure that its employees or agents who are directly engaged in selling Bearer Debt Securities are aware of the above restrictions on the offering, sale, resale or delivery of Bearer Debt Securities. Moreover, Bearer Debt Securities (other than temporary global Debt Securities and Bearer Debt Securities that satisfy the requirements of United States Treasury Regulations
Section 1.163-5(c)(2)(i)(D)(3)(iii)) and any coupons appertaining thereto will not be delivered in definitive form, nor will any interest be paid on any Bearer Debt Securities, unless the Company has received a signed certificate in writing (or an electronic certificate described in United States Treasury Regulations
Section 1.163-5(c)(2)(i)(D)(3)(ii)) stating that on such date such Bearer Debt Security (i) is owned by a person that is not a United States person, (ii) is owned by a United States person that (a) is a foreign branch of a United States financial institution (as defined in United States Treasury Regulations Section 1.165-12(c)(1)(v)) (a "financial institution") purchasing for its own account or for resale, or (b) is acquiring such Bearer Debt Security through a foreign branch of a United States financial institution and who holds the Bearer Debt Security through such financial institution through such date (and in either case (a) or (b), each such United States financial institution agrees, on its own behalf or through its agent, that the Company may be advised that it will comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the United States Internal Revenue Code, and the regulations thereunder) or (iii) is owned by a United States or foreign financial institution for the purposes of resale during the restricted period and such financial institution certifies that it has not acquired the Bearer Debt Security for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions.

     Bearer Securities (other than temporary global Debt Securities) and any coupons appertaining thereto will bear a legend substantially to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States federal income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the United States Internal Revenue Code." The sections referred to in such legend provide that, with certain exceptions, a United States person will not be permitted to deduct any loss, and will not be eligible for capital gain treatment with respect to any gain, realized on the sale, exchange or redemption of such Bearer Security or coupon.

     As used herein, "United States person" means any person who is, for United States federal income tax purposes, a citizen, national or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

                              PLAN OF DISTRIBUTION

     The Company may sell the Offered Debt Securities in the following ways: (i) through agents, (ii) through underwriters, (iii) through dealers and (iv) directly to purchasers.

     Offers to purchase the Offered Debt Securities may be solicited by agents designated by the Company from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Offered Debt Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If any underwriters are utilized in the sale, the Company will enter into an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales to the public of the Offered Debt Securities in respect of which this Prospectus is delivered.

     If a dealer is utilized in the sale of the Offered Debt Securities in respect of which this Prospectus is delivered, the Company will sell such Offered Debt Securities to the dealer, as principal. The dealer may then resell such Offered Debt Securities to the public at varying prices to be determined by such dealer at the time of resale.

     Agents, dealers and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

     The Offered Debt Securities may also be offered and sold, if so indicated in the Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for the Company. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company and its compensation will be described in the Prospectus Supplement. Remarketing firms may be deemed to be underwriters in connection with the Offered Debt Securities remarketed thereby. Remarketing firms may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

     If so indicated in the Prospectus Supplement, the Company will authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase the Offered Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to only those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such offers.

                                    EXPERTS

     The consolidated financial statements appearing in the Company's Annual Report on Form 10-K at December 31, 1995 and for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, and, at December 31, 1994 and for each of the two years in the period ended December 31, 1994, by Arthur Andersen LLP, independent public accountants, as set forth in their respective reports included therein and incorporated herein by reference. The financial statements referred to above are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in auditing and accounting.

     The reports of independent auditors relating to the audited financial statements of the Company in any documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering to the extent covered by consents thereto filed with the Securities and Exchange Commission will be incorporated by reference in reliance upon such reports given upon the authority of such independent auditors as experts in auditing and accounting.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Debt Securities will be passed upon for the Company by J. Furman Lewis, Senior Vice President and General Counsel of Williams, and for the Underwriters by Davis Polk & Wardwell, New York, New York. Mr. Lewis beneficially owns approximately 33,718 shares of Williams' Common Stock and also has exercisable options to purchase an additional 77,890 shares of Williams' Common Stock. Pursuant to its By-laws and an indemnity agreement, Williams is required to indemnify Mr. Lewis to the fullest extent permitted by Delaware law against any expenses actually and reasonably incurred by him in connection with any action, suit or proceeding in which he is made party by reason of his being an officer of Williams. Williams also maintains directors' and officers' liability insurance under which Mr. Lewis is insured against certain expenses and liabilities.

======================================================

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. NEITHER THIS PROSPECTUS SUPPLEMENT NOR THE ACCOMPANYING PROSPECTUS CONSTITUTES AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT NOR THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                        PAGE
                                        ----
Use of Proceeds.......................   S-2
Ratio of Earnings to Fixed Charges....   S-2
Description of Debentures.............   S-2
Underwriting..........................   S-4
Legal Matters.........................   S-5
Incorporations of Certain Documents by
  Reference...........................   S-5

                 PROSPECTUS

Available Information.................     2
Incorporation of Certain Documents by
  Reference...........................     2
The Company...........................     4
Use of Proceeds.......................     4
Ratio of Earnings to Fixed Charges....     4
Selected Financial Data...............     5
Business..............................     6
Description of Debt Securities........     6
Limitations of Issuance of Bearer Debt
  Securities..........................    12
Plan of Distribution..................    13
Experts...............................    14
Legal Matters.........................    14

===========================================================

===========================================================
                                  $200,000,000

                              TRANSCONTINENTAL GAS
                             PIPE LINE CORPORATION

                                7.25% DEBENTURES
                              DUE DECEMBER 1, 2026

                                  ------------

                             PROSPECTUS  SUPPLEMENT

                                  ------------

                               SMITH BARNEY INC.

                             CHASE SECURITIES INC.

                                LEHMAN BROTHERS

                               NOVEMBER 22, 1996

==========================================================